                                                                      EXHIBIT 12

                    CASE CREDIT CORPORATION AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in millions)

                                            Post-
                                         acquisition
                                           basis of    Pre-acquisition basis
                                          accounting       of accounting
                                        -------------- -----------------------
                                                                      Years
                                                                      Ended
                                                                    December
                                        November 12 to January 1 to    31,
                                         December 31,  November 11, ----------
                                             1999          1999     1998  1997
                                        -------------- ------------ ----  ----
Net Income.............................      $  3          $ 58     $ 85  $ 82
Add:
  Interest expense.....................        25           163      143    98
  Amortization of capitalized debt
   expense.............................         1             1        2     1
  Income tax expense and other taxes on
   income..............................         3            32       46    40
                                             ----          ----     ----  ----
    Earnings as defined................      $ 32          $254     $276  $221
                                             ====          ====     ====  ====
Interest expense.......................      $ 25          $163     $143  $ 98
Amortization of capitalized debt
 expense...............................         1             1        2     1
                                             ----          ----     ----  ----
    Fixed charges as defined...........      $ 26          $164     $145  $ 99
                                             ----          ----     ----  ----
Ratio of earnings to fixed charges.....      1.23x         1.55x    1.90x 2.23x
                                             ====          ====     ====  ====


                                       41